☒EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

James Spiezio

978-694-9121

spiezio@beaconpower.com

Gene Hunt

978-661-2825

hunt@beaconpower.com

BEACON POWER ANNOUNCES TESTING OF FIRST MEGAWATT

OF FLYWHEEL ENERGY STORAGE

ISO New England Regulation Pilot Program receives full approval from the Federal Energy Regulatory Commission

Tyngsboro, Mass., September 16, 2008 — Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced that it has built and tested an integrated matrix of ten high-power flywheels that operated together to absorb and supply a full megawatt of electricity. The system, located in Beacon’s Tyngsboro Mass. headquarters, will be the first of up to five megawatts of flywheel-based regulation capability that will be produced this year and commercially deployed to generate revenues from the provision of regulation services.

Until now, Beacon had been building and running individual flywheels in preparation for its first full megawatt implementation. Based on internal testing of an integrated matrix of ten flywheels, the Company has now shown that its one-megawatt Smart Energy Matrix can ramp up and down to absorb and supply a full megawatt of power.

Over the next few weeks, Beacon will begin system testing in conjunction with ISO New England, during which time the flywheel matrix will respond to actual ISO test signals to absorb and supply power. This plan will allow the Company to meet its schedule to interconnect live to the grid and to begin performing frequency regulation services under an ISO New England Alternative Technologies Pilot Program scheduled to start on November 18th. That program, which was unanimously approved by ISO New England and its members, received formal approval from the Federal Energy Regulatory Commission on September 15, 2008.

“This is another significant achievement in our company’s history and for the electric power industry,” said Bill Capp, Beacon Power president and CEO. “We’ve proven that a matrix of our Smart Energy 25 flywheels, together with associated electronics, software and other components, can store and release a megawatt of electricity. In recent weeks our flywheel production rates have ramped up with continued good results. Based on this progress, we’re looking forward to responding to live ISO signals in the near future.”

The ISO New England Alternative Technologies Pilot Program, which was announced last month, will provide revenue for regulation services until permanent market rules have been developed. This process is expected to take approximately 18 months.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now entering production, is designed to be a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs, such as New York ISO, have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection or other zoning and construction approvals in a timely manner; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, including the effect of the patent litigation initiated last year against us; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.